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EXHIBIT 10(iii)A(6)
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CONFIDENTIAL
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                                                          January 27, 1998



Michael T. Riley
Senior Vice President
Marketing - Operations
First Financial Bancorp
300 High Street
P.O. Box 476
Hamilton, OH  45012

Dear Mike:

         You are employed by First Financial Bancorp and First National Bank of Southwestern Ohio, a wholly owned subsidiary of FFBC, ("FFBC") in a key executive position. Continuity of the management of FFBC and its affiliate banks is a critical factor in the continued success of FFBC. The Board of Directors of FFBC believes it is in the best interest of FFBC to encourage the continued effort and dedication of key members of management to their assigned duties.

         In consideration of the mutual promises contained in this letter, FFBC shall provide to you, and you shall receive from FFBC, the benefits set forth in this letter ("Agreement"), if your employment with FFBC, or its affiliate bank, is terminated during the term of this Agreement.

         1.       Purpose.
                  -------

                  This Agreement establishes certain basic terms and conditions relating to your employment with FFBC, and special arrangements and dispute resolution proceedings relating to the termination of your employment for any reason other than: (i) your retirement; (ii) your becoming totally and permanently disabled under the FFBC long-


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         term disability plan or policy; or (iii) your death. This Agreement supersedes all prior agreements with FFBC and any of its affiliate banks or any predecessor businesses, except the Confidentiality Agreement concurrently entered, or previously entered, between you and FFBC, and the special severance benefits provided under this Agreement are to be provided instead of any other severance arrangements offered by FFBC or its affiliate banks. Notwithstanding the foregoing, neither your termination of employment nor anything contained in this Agreement shall have any affect upon your rights under any tax-qualified "pension benefit plan," as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); or under any "welfare benefit plan" as defined in ERISA, including by way of illustration and not limitation, any medical surgical or hospitalization benefit coverage or long-term disability benefit coverage; or under any non-qualified deferred compensation arrangement, including by way of illustration and not limitation, any stock incentive plan or non-qualified pension plan; or under the FFBC Performance Incentive Plan for any completed plan year.

         2.       EMPLOYMENT.

                  FFBC agrees that, during the term of this Agreement, you will be employed with FFBC, and any other direct or indirect subsidiary or affiliate of FFBC to which you may be transferred, in your present position or in a position that is comparable to your present position in compensation, responsibility and stature and for which you are suited by education and background and that:

                           (a) you are, and will continue to be, eligible to
                  participate in any employee benefit plan of FFBC in accordance with its terms; and

                           (b) you will be entitled to the same treatment under
                  any generally applicable employment policy or practice as any other member of Executive Management Group whose position in the organization is comparable to yours.

                  Those plans, policies and practices that generally apply to other members of the Executive Management Group will be referred to in this Agreement as your "Employment Benefits." Your Employment Benefits may be modified from time to time after the date hereof without violation of this Agreement if the changes apply generally to other members of the Executive Management Group.

         3.       TERM OF AGREEMENT.

                  This Agreement shall become effective on the date of this Agreement ("Commencement Date") and shall continue in effect through the earlier of (i) the fifth anniversary of the


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         Commencement Date; (ii) the date of your retirement, death or total and permanent disability; or (iii) the completion of full payment of all benefits promised hereunder. Absent your death, total and permanent disability or retirement, this Agreement shall be renewed annually from and after the fifth anniversary of the Commencement Date unless written notice to the contrary is given by you or by FFBC at least six (6) months prior to the expiration of the term, including any extension thereof.

         4.       TERMINATION OF EMPLOYMENT.

                  Your employment may be terminated in accordance with any of the following paragraphs, but only upon one (1) month's advance written notice (which period shall be referred to in this Agreement as the "Notice Period"):

                           (a) INVOLUNTARY TERMINATION. FFBC may terminate your
                  employment without cause. In such an event, you shall continue to receive your full salary and Employment Benefits during the Notice Period. The expiration of the Notice Period shall be your "Date of Termination." Upon your Date of Termination, you shall be entitled to those benefits provided under Section 5, provided you give FFBC the release and covenant not to sue described in Section 5.

                           (b) INVOLUNTARY TERMINATION FOR CAUSE. FFBC may
                  terminate your employment for "Cause" with written notice setting forth the Cause for termination. "Cause" means a willful engaging in gross misconduct materially and demonstrably injurious to FFBC. "Willful" means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of FFBC. The expiration of the Notice Period is your "Date of Termination for Cause." Upon your Date of Termination for Cause, you shall only be entitled to those benefits provided under Section 6.

                           (c) VOLUNTARY TERMINATION. You may voluntarily
                  terminate your employment. In such an event, you shall continue to receive your full salary and Employment Benefits during the Notice period provided you satisfactorily perform your duties during the Notice Period unless relieved of those duties by FFBC. The expiration of the Notice Period is your "Voluntary Date of Termination." Upon your Voluntary Date of Termination, you shall only be entitled to those benefits provided under Section 6.

                           (d) VOLUNTARY TERMINATION FOR GOOD REASON. You may
                  terminate your employment by notice setting forth a Good Reason for termination if the notice is delivered to FFBC within thirty (30) days following the occurrence of any "Good Reason." "Good Reason" means a (i) change in the duties of your position, or the transfer


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                  to a new position, in violation of Section 2; (ii) substantial alteration in the nature or status of your responsibilities in violation of Section 2; (iii) reduction in your base salary;
                  (iv) refusal by FFBC, or its successor, to renew the term of this Agreement for any reason, prior to your reaching your normal retirement date under the FFBC Pension Benefit Plan; or
                  (v) changes in your Employment Benefits in violation of
                  Section 2. If you give notice of termination for Good Reason, you shall continue to receive your full base salary and Employment Benefits during the Notice Period as in effect prior to the event that is the Good Reason for termination, subject to the right of FFBC to make any changes to your Employment Benefits permitted in accordance with Section 2.
                  The expiration of the Notice Period is your "Date of Termination." Upon your Date of Termination, you shall be entitled to those benefits provided under Section 5, provided you give FFBC the written release and covenant not to sue described in Section 5.

         5.       SPECIAL SEVERANCE BENEFITS.

                  If your employment with FFBC is involuntarily terminated in accordance with Section 4(a) or you voluntarily terminate your employment for Good Reason in accordance with Section 4(d) and you provide FFBC with a separate, written release and covenant not to sue (on a form provided by and satisfactory to FFBC) which releases FFBC from all claims arising from your employment and termination of your employment, and you do not revoke this release and covenant not to sue, then you shall receive the following benefits, less any applicable withholding required for federal, state or local taxes:

                           (a) your base salary shall be continued in effect for
                  a period of twenty-four (24) months from your Date of Termination (hereinafter called your "Severance Pay Period");

                           (b) if, prior to your Date of Termination, you have
                  participated in the FFBC Performance Incentive Plan for a complete calendar year, you will receive an incentive compensation payment within thirty (30) days of your Date of Termination in one lump-sum in an amount equal to 2.0 times the percentage of the incentive payment made or required to be made for the calendar year pursuant to the Performance Incentive Plan immediately preceding the calendar year in which your Date of Termination occurs;

                           (c) if your Date of Termination is within twelve (12)
                  months after a Change in Control, you will receive a payment within thirty (30) days of your Date of Termination in one lump-sum in an amount equal to the total of the following:


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                  (i)      With respect to any shares of Stock subject to an
                           Option granted to you as of the time of the Change in Control under the First Financial Bancorp 1991 Stock Incentive Plan (the "Incentive Plan") that you cannot exercise as a result of your termination of employment, the difference between the fair market value of such Stock, determined as of your Date of Termination, and the Option Price.

                  (ii) With respect to any Restricted Stock granted to you under the Incentive Plan as of the time of the Change in Control which you forfeit as a result of your termination of employment, the fair market value of such Restricted Stock, determined as of your Date of Termination and as if all restrictions had been removed.

                  (iii) For purposes of this Section 5, "Stock," "Options," "Option Price," "Restricted Stock" and "Committee" will have the meaning given those terms in the Incentive Plan, and your right to exercise Options or to receive Restricted Stock without forfeiture will be determined after any adjustments made by the Committee under Sections 8.8 and 11.1 of the Incentive Plan, and after any amendments made to the Incentive Plan in connection with the Change in Control.

                  (iv) For purposes of this Section 5, "Change in Control" will have the following meaning: (a) a plan has been approved by the shareholders of FFBC and consummated for FFBC to be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation will be owned in the aggregate by the former shareholders of FFBC as the same shall have existed immediately prior to such merger or consolidation;
                           (b) an agreement for the sale by FFBC of substantially all of its assets to another corporation which is not a wholly owned subsidiary has been approved by the shareholders (or the Board of Directors or appropriate officers if shareholder approval is not required) and consummated; (c) "beneficial ownership" as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") of twenty percent (20%) or more of the total voting capital stock of FFBC then issued and outstanding has been acquired by any person or "group" as defined in Section 13(d)(3) of the Exchange Act; or (d) individuals who were members of the Board of FFBC immediately prior to a meeting of the shareholders of FFBC involving a contest for the election of directors do not constitute a majority of the Board immediately following such election, unless the election of such new directors was


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                           recommended to the shareholders by the management of
                           FFBC. The Board of FFBC has final authority to determine the exact date on which a Change in Control has occurred under the foregoing definitions.

         (d) your Employment Benefits shall be continued during your Severance Pay Period, subject to the right of FFBC to make any changes to your Employment Benefits permitted in accordance with Section 2; provided, however, that you shall not:

                  (i) accumulate vacation pay for periods after your Date of Termination;

                  (ii) first qualify for long-term disability benefits or sickness and accident plan benefits by reason of an illness, accident or disability occurring, or a sickness or illness first manifesting itself, after your Date of Termination;

                  (iii) be eligible to continue to make contributions to any Internal Revenue Code ss. 401(k) plan maintained by FFBC or qualify for a share of any employer contribution made to any tax-qualified defined contribution plan; or

                  (iv) be eligible to accumulate service for pension plan purposes;

         (e) you shall qualify for full COBRA health benefit continuation coverage upon the expiration of your Severance Pay Period;

         (f) you shall be entitled to full executive outplacement assistance with an agency selected by FFBC with the fee paid by FFBC in an amount not to exceed five percent (5%) of your annual base salary;

         (g) with respect to the Endorsement Method Split Dollar Plan Agreement (the "Split Dollar Agreement") to which you are a party (and solely for purposes of the Split Dollar Agreement), the duration of your Severance Pay Period shall be considered as if it were active employment for purposes of determining whether you were eligible to receive a retirement benefit under the early retirement provisions of First Financial Bancorp Employees' Pension Plan, as provided in Section VI(B) of the Split Dollar Agreement; and

         (h) if your Date of Termination is within twelve (12) months after a Change in Control, you will receive a payment (the "Split Dollar Payment") within ninety (90) days of your Date of Termination in one lump-sum equal to the present value of the death benefit you would have received under the Split Dollar Agreement, determined as if you had terminated on your Date of Termination, were then eligible to receive a retirement benefit under the early retirement provisions of First Financial Bancorp Employees' Pension Plan (whether or not this is actually


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                  the case), and died at age 75 when the Split Dollar Agreement was still in effect. For purposes of this Section 5, present value will be determined using an annual discount rate of 7%. Notwithstanding the prior two sentences, if you elect to receive an assignment of the policy under Section X of the Split Dollar Agreement, the Split Dollar Payment shall be applied to the cash payment to FFBC required under Section X of the Split Dollar Agreement, and any portion of the Split Dollar Payment in excess of the amount required under Section X shall be paid to you.

         (i) Notwithstanding any other provision of this Agreement, if the receipt of any payment under Section 5 of this Agreement, in combination with any other payments to you from FFBC or its affiliates, shall, in the opinion of independent tax counsel of recognized standing selected by FFBC, result in the payment by you of any excise tax provided for in Section 280G and
                  Section 4999 of the Internal Revenue Code, then the amount of payments under Section 5 of this Agreement shall be reduced to the extent required, in the opinion of independent tax counsel, to prevent the imposition of such excise tax. The reduction of payments under this Agreement shall be made after any reduction made under Section 11.2 of the First Financial Bancorp 1991 Stock Incentive Plan and you will have the right to select the order in which payments under this Section 5 will be reduced.

         The release and covenant not to sue which you agree to provide prior to the receipt of special severance benefits under this Section 5 of this Agreement shall comply with the requirements of the Older Workers Benefit Protection Act and applicable state and federal laws and regulations. If you do not provide FFBC with a written release and covenant not to sue, any claims concerning this Agreement or otherwise arising from your employment with FFBC, or its affiliate banks, shall be subject to final and binding arbitration as described in Section 7.

6.       BENEFITS UPON VOLUNTARY TERMINATION OR TERMINATION FOR CAUSE.

         Upon your Date of Termination for Cause in accordance with Section 4(b) or your Voluntary Date of Termination in accordance with Section 4(c), all special severance benefits under this Agreement will be void. In such an event, you shall be eligible for any benefits provided in accordance with the plans and practices of FFBC that are applicable to employees generally.

7.       ARBITRATION.

         Any dispute under this Agreement, and any claims of wrongful or discriminatory


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         termination based on any state or federal statute, tort, public policy, contract or promissory estoppel theory, including any dispute as to the cause or reason for termination, shall be submitted to final and binding arbitration, subject to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, effective June 1, 1997, except as hereinafter provided:

         (a)      FFBC shall pay the arbitrator's fee;

         (b) Each party shall bear the cost of its own attorney's fees. However, if you prevail in a challenge to FFBC's determination as to cause for your termination or if you prevail on any claim that you were discriminated against in violation of any federal law or statute, you shall be reimbursed by FFBC for the filing fee and any reasonable costs or expenses incurred in such a challenge, including reasonable attorney's fees;

         (c) The arbitration hearing shall be held in Hamilton, Ohio, unless the parties mutually agree to another location;

         (d) Each party shall exchange documents to be utilized as exhibits in the arbitration hearing and each party shall be limited to two (2) pre-hearing depositions of two (2) hours each, unless the arbitrator orders additional discovery;

         (e) The arbitrator shall be appointed in accordance with Rule 12 of the above-referenced Rules of the American Arbitration Association, except that if, for any reason, an arbitrator cannot be selected by the process described in Rule 12, subparts (i) through (iii), the American Arbitration Association shall submit the names of seven (7) additional arbitrators from its Roster and the parties shall select the arbitrator by alternately striking names with the party requesting arbitration first striking; and

         (f) Either party shall be entitled to an injunction or other appropriate equitable relief to enforce the arbitration provisions of this Agreement and FFBC shall be entitled to an injunction to prevent any breach, pending arbitration, of the Confidentiality Agreement described below in paragraph 8 or the Covenant Not to Compete described below in paragraph 10.

                  It is the intention of the parties to avoid litigation in any court of all claims concerning this Agreement, or otherwise arising from your employment with FFBC, or its affiliate bank, and that all such claims will be subject to this arbitration agreement. Neither party shall commence or pursue any litigation on any claim that is or was the subject of arbitration under this Agreement. Each party agrees that this agreement to arbitrate and the arbitration award are enforceable under and subject to the Federal


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         Arbitration Act, 9 U.S.C. Section I, et seq. ("FAA"). If the FAA is
         held not to apply for any reason and the law of the state in which you are employed recognizes the enforceability of this Agreement and the arbitration award, then this Agreement and the arbitration award are enforceable under the laws of the state in which you are employed. Both parties consent that judgment upon the arbitration award may be entered in any federal or state court that has jurisdiction. The acceptance of any benefit under this Agreement shall be deemed ratification of this agreement to arbitrate claims. In the event you breach this Agreement by filing a lawsuit, at the time your lawsuit is filed, you will return any Special Severance Benefits paid to you and be subject to injunctive relief enforcing this Agreement.

8.       CONFIDENTIALITY.

         You will not disclose to any person or use for the benefit of yourself or any other person any confidential or proprietary information of FFBC without the prior written consent of the Chief Executive Officer of FFBC. Upon your termination of employment, you will return to FFBC all written or electronically stored memoranda, notes, plans, customer lists, records, reports or other documents of any kind or description (including all copies in any form whatsoever) relating to the business of FFBC and fully comply with any separate confidentiality agreement to which you and FFBC are parties.

9.       CONFLICTS OF INTEREST.

         You agree for so long as you are employed by FFBC to avoid dealings and situations that would create the potential for a conflict of interest with FFBC. In this regard, you agree to comply with the FFBC policy regarding conflicts of interest and all applicable state or federal regulations concerning conflicts of interest applicable to commercial bank or savings bank officers.

10.      COVENANT NOT TO COMPETE.

         During the term of this Agreement, and for a period of six (6) months following the termination of your employment for any reason other than as set forth in Section 4(b), you agree not to be employed by, serve as officer or director of, consultant to or advisor to any business that engages either directly or indirectly in commercial banking, savings banking or mortgage lending in the geographic area of Ohio, Indiana, Michigan or Kentucky or which is reasonably likely to engage in such businesses in the same geographic area during the six (6) month period following your termination of employment.

11.      NOTICE.


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         Notices required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, in a properly addressed envelope. Notices to FFBC shall be addressed to the Chief Executive Officer.

12.      MODIFICATION; WAIVER; SUCCESSORS.

         No provision of this Agreement may be waived, modified or discharged except pursuant to a written instrument signed by you and the Chief Executive Officer of FFBC. This Agreement is binding upon any successor to all or substantially all of the business or assets of FFBC.

13.      VALIDITY; COUNTERPARTS.

         This Agreement shall be governed by and construed under the law of the State of Ohio. The validity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                                               Sincerely yours,

                                               FIRST FINANCIAL BANCORP



                                               By:___________________________

                                               and

                                               FIRST NATIONAL BANK OF
                                               SOUTHWESTERN OHIO



                                               By:___________________________


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ACCEPTED AND AGREED TO
THIS ____ DAY OF ________, 1998.



----------------------------------
Michael T. Riley